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                                                                    EXHIBIT 99.1

                                           Contact:

                                           Rubio's Restaurants, Inc.,
                                           John Fuller, Chief Financial Officer,
                                           (760) 929-8226

                     RUBIO'S REPORTS SECOND QUARTER RESULTS

CARLSBAD, CA - August 5, 2003 - Rubio's Restaurants, Inc. (NASDAQ: RUBO) today reported a modest increase in revenues, and, as previously communicated, a loss for its second fiscal quarter ended June 29, 2003. The company said, however, that it expects to be profitable for the second half of the year.

Revenues for the second quarter of 2003 rose 2.4% to $31.4 million from $30.7 million over the same period last year. Comparable store sales increased 0.3% over the same period a year ago, marking the seventh consecutive quarter of positive comparable store sales.

The company sustained a net loss of $3.15 million, equal to $0.35 per diluted share, for the 2003 second quarter, compared with net income of $1.13 million, or $0.12 per diluted share, for the same period a year ago.

For the 26 weeks ended June 29, 2003, revenues advanced 2.2% to $61.9 million from $60.6 million, over the same period last year. Year-to-date comparable store sales are up 0.9% over the prior-year period.

The net loss for the first half of the current fiscal year amounted to $3.09 million, or $0.34 per diluted share, compared with the same period in 2002 which yielded net income of $1.56 million, or $0.17 per diluted share.

Rubio's said the second quarter loss includes a $2.7 million pre-tax charge for asset impairment on a number of underperforming stores, some of which had been partially written down previously. In addition, the company increased its reserves for workers' compensation costs by $1.0 million pre-tax, due to several recent unusually costly claims.

Rubio's recently indicated expectations of a loss of $0.35 to $0.37 per diluted share for the second quarter and provided guidance on an expected loss for the full year of $0.25 to $0.30 per diluted share.

Ralph Rubio, chairman and chief executive officer, said, "Costs associated with the company's

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system-wide concept upgrade program, known as evolution, which was launched in the spring of 2002, were higher than those experienced in early test markets. Substantial shifts in product mix from evolution and the quarter's product promotions drove much of the added costs, as well as higher investment and start-up costs. Softer than expected sales reflecting, in part, poor southern California weather, weak retail activity because of the war in Iraq, and overall economic conditions, also impacted results."

"While we are highly disappointed with the second quarter results, we are pleased that in today's highly competitive environment, we are able to announce positive same store sales," Rubio said. "At the same time, we fully recognize the need to drive sales and improve the company's expense structure, particularly in the areas of product costs and labor, and we have taken swift action to meet those objectives."

Cost of sales for the 13 weeks ended June 29, 2003 were $9.5 million, or 30.3% of revenues, compared with $8.2 million, or 26.9%, for the same period last year. For the 26 weeks ended June 29, 2003, these costs were $18.5 million, or 29.9% of revenues, as compared with $16.6 million, or 27.4%, over the same period last year.

The increase in product costs is primarily associated with the brand repositioning, which included larger portions, an expanded salsa bar, new products and upgraded packaging, the full impact of which was experienced system-wide for the first time in the second quarter.

Restaurant labor, occupancy and other miscellaneous costs for the 13 weeks ended June 29, 2003 were $19.8 million, or 63.0% of revenues, versus $16.7 million, or 54.5%, for the second quarter ended June 30, 2002. For the 26 weeks ended June 29, 2003, these costs were $37.4 million, or 60.4% of revenues, as compared with $33.5 million, or 55.3%, over the same period last year.

Several factors contributed to the second quarter increase in restaurant labor, occupancy and other miscellaneous costs. Labor costs were higher due to evolution training, guest service tests, and a ramp up in employees for summer sales, which started softer than expected. In addition, several unusually expensive workers' compensation claims required the company to increase its reserves, and second quarter advertising expenses were increased over planned expenditures for a new advertising campaign in an effort to drive traffic. The brand repositioning also required many one-time costs such as new uniforms and supplies. Finally, new prototype and repositioning capital costs were higher than anticipated, resulting in increased depreciation and amortization costs.

Sheri Miksa, president and chief operating officer, said, "Consumers are reacting favorably to the new concept. We believe our current direction and focus on operations simplification and store-by-store improvement has us back on track. Rubio's has a strong balance sheet with no debt. July results are good as we celebrate our 20th anniversary, selling our "World Famous Fish Taco" for its original price of $1 to thank our loyal guests for their business. We expect to generate profits in the second half of the year. Importantly, we have implemented several revenue generating programs, as well as many cost reduction strategies, all without compromising quality, which will position the company well for the future.
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Conference Call

The company will host a conference call on Wednesday August 6, 2003 at 8:00 a.m. Pacific Time to discuss second quarter results. For those wishing to listen, the conference call will be broadcast live over the Internet at www.vcall.com. A recording of the conference call will also be available for twelve months through our website, www.rubios.com, under the Investor Relations section by clicking on www.vcall.com.

About Rubio's Fresh Mexican Grill

Rubio's Restaurants, Inc. operates, licenses or franchises 143 Rubio's Fresh Mexican Grill restaurants in California, Arizona, Oregon, Colorado, Utah and Nevada. The company is a leader in the high-quality, fresh Mexican grill segment, featuring bold, distinctive Baja-inspired products. Rubio's range of flavorful, Baja-style foods includes the now "World Famous Fish Taco," and char-grilled chicken and steak products such as burritos, salads, bowls and quesadillas. Also offered are signature Mexican seafood products featuring lobster, shrimp and grilled mahi mahi, as well as a full line of lower-calorie, lower-fat, HealthMex(R) products. In addition to their full-line of unique products, Rubio's also features domestic and imported beers and signature margaritas on the rocks, all served in a relaxed, warm and inviting atmosphere reminiscent of Baja. For more information, visit Rubio's Web site at www.rubios.com.

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance by the company. Please note that any statements that may be considered forward-looking "guidance" are based on projections, that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based on limited information available to us now, which is subject to change. It should be clearly understood that internal projections on which we base our "guidance" today and our perception of the factors influencing those projections are highly likely to change prior to the end of the year. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. We generally do not update such "guidance" until the next call scheduled for that purpose. Actual results may differ substantially from any such projections that we may provide as a result of various factors including, but not limited to, factors impacting our expectations regarding earnings per share, comparable sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset writedowns, or implementation costs related to the Rubio's marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, litigation costs, fluctuations in earnings growth on a quarterly basis, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods, food commodity prices, competition, and

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governmental actions regarding minimum wage. These and other factors can be found in our filings with the SEC including without limitation in the "Risk Factors" section of our most recent Form 10-K. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.


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                            RUBIO'S RESTAURANTS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                For the Thirteen Weeks Ended     For the Twenty-six Weeks Ended
                                               ------------------------------    ------------ -----------------
                                               June 29, 2003    June 30, 2002    June 29, 2003    June 30, 2002
                                               -------------    -------------    -------------    -------------
RESTAURANT SALES                                  $ 31,403         $ 30,607         $ 61,808         $ 60,450
FRANCHISE AND LICENSING REVENUE                         46               94              107              129
                                                  --------         --------         --------         --------
TOTAL REVENUE                                       31,449           30,701           61,915           60,579

COST OF SALES                                        9,518            8,248           18,499           16,579
RESTAURANT LABOR, OCCUPANCY AND OTHER               19,813           16,726           37,376           33,481
GENERAL AND ADMINISTRATIVE EXPENSES                  3,081            2,481            5,504            5,189
DEPRECIATION AND AMORTIZATION                        1,414            1,315            2,798            2,599
PREOPENING EXPENSES                                     41                3               86               93
ASSET IMPAIRMENT AND STORE CLOSURE EXPENSE           2,627                0            2,627                0
LOSS ON DISPOSAL/SALE OF PROPERTY                      207               40              173               39
                                                  --------         --------         --------         --------
OPERATING (LOSS) INCOME                             (5,252)           1,888           (5,148)           2,599
OTHER INCOME (EXPENSE) - NET                             6               (8)              (4)              (8)
                                                  --------         --------         --------         --------
(LOSS) INCOME BEFORE INCOME TAXES                   (5,246)           1,880           (5,152)           2,591
INCOME TAX BENEFIT (EXPENSE)                         2,099             (752)           2,061           (1,036)
                                                  --------         --------         --------         --------
NET (LOSS) INCOME                                 $ (3,147)        $  1,128         $ (3,091)        $  1,555
                                                  ========         ========         ========         ========
NET (LOSS) INCOME PER SHARE:
       Basic                                      $  (0.35)        $   0.13         $  (0.34)        $   0.17
                                                  ========         ========         ========         ========
       Diluted                                    $  (0.35)        $   0.12         $  (0.34)        $   0.17
                                                  ========         ========         ========         ========

SHARES USED IN CALCULATING NET
    (LOSS) INCOME PER SHARE:
       Basic                                         9,092            8,998            9,081            8,982
                                                  ========         ========         ========         ========
       Diluted                                       9,092            9,185            9,081            9,126
                                                  ========         ========         ========         ========

                                                   Percentage of Revenues          Percentage of Revenues
                                                For the Thirteen Weeks Ended    For the Twenty-six Weeks Ended
                                                -----------------------------   ------------------------------
                                                June 29, 2003   June 30, 2002   June 29, 2003   June 30, 2002
                                                -------------   -------------   -------------   -------------
TOTAL REVENUE                                       100.0%          100.0%          100.0%          100.0%

COST OF SALES                                        30.3%           26.9%           29.9%           27.4%
RESTAURANT LABOR, OCCUPANCY AND OTHER                63.0%           54.5%           60.4%           55.3%
GENERAL AND ADMINISTRATIVE EXPENSES                   9.8%            8.1%            8.9%            8.6%
DEPRECIATION AND AMORTIZATION                         4.5%            4.3%            4.5%            4.3%
PREOPENING EXPENSES                                   0.1%            0.0%            0.1%            0.1%
ASSET IMPAIRMENT AND STORE CLOSURE EXPENSE            8.3%            0.0%            4.2%            0.0%
LOSS ON DISPOSAL/SALE OF PROPERTY                     0.7%            0.1%            0.3%            0.0%

OPERATING (LOSS) INCOME                             -16.7%            6.1%           -8.3%            4.3%
OTHER INCOME (EXPENSE) - NET                          0.0%            0.0%            0.0%            0.0%

(LOSS) INCOME BEFORE INCOME TAXES                   -16.7%            6.1%           -8.3%            4.3%
INCOME TAX BENEFIT (EXPENSE)                          6.7%           -2.4%            3.3%           -1.7%
NET (LOSS) INCOME                                   -10.0%            3.7%           -5.0%            2.6%